Exhibit 5.2

Luther S.A.

Société anonyme inscrite au barreau de Luxembourg

R.C.S. Luxembourg : B 195777

	Tel.	+352 27484 1
	Fax	+352 27484 690
www.luther-lawfirm.com

DH Europe Finance S.A.	luxembourg@luther-lawfirm.com
1B Heienhaff,
L-1736 Senningerberg

(the “Issuer”)

Danaher Corporation

2200 Pennsylvania Avenue, N.W., Suite 800W,

Washington, D.C. 20037-1701

(the “Guarantor”)

the “Addressees”

Luxembourg, 15 June 2015

Dear Sirs,

We are lawyers admitted to practice under the laws of the Grand Duchy of Luxembourg (“Luxembourg”). In such capacity, we are acting as special Luxembourg legal counsel to DH Europe Finance S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1B Heienhaff, L-1736 Senningerberg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 197470 in connection with Post-Effective Amendment No. 1 to the automatic registration statement on Form S-3 (File No. 333-203948) (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering and sale, as set forth in the Prospectus (as defined below) contained in the Registration Statement and as to be set forth in one or more supplements to the Prospectus, of an indeterminate aggregate principal amount of the Issuer’s debt securities fully and unconditionally guaranteed by Danaher Corporation (the “Debt Securities”) (the “Transaction”).

We want to stress that we do not represent ourselves to be familiar with any laws other than the laws of the Grand Duchy of Luxembourg (“Luxembourg Law”) and, in giving this opinion, we assume that there does not exist any provision in any other law affecting our opinion.

The opinions expressed below are limited to Luxembourg Law currently in effect. We have made no investigation of the laws of any jurisdiction outside Luxembourg as a basis for this opinion and do not express or imply any opinion with respect to the matters governed by or to be determined on the basis of any such laws outside Luxembourg.

This opinion is provided in connection with the filing of the Registration Statement and we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters”. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission thereunder.

In connection with this opinion, we have seen the following documents:

A.	a copy of the form of New York law governed indenture to be entered into between the Issuer, Danaher Corporation as guarantor and The Bank of New York Mellon Trust Company, N.A. as trustee (the “Indenture”), which is to be filed as an exhibit to the Registration Statement and pursuant to which the Debt Securities may be issued;

B.	a copy of the base prospectus included in the Registration Statement (the “Prospectus”);

C.	a copy of the articles of association of the Issuer dated 2 June 2015 (the “Articles of Association”); and

D.	a copy of the resolutions of the board of directors of the Issuer on 12 June 2015 (the “Board Resolutions”).

Except as stated above, we have not, for the purposes of this opinion, examined any contracts, deeds, instruments or other documents relating to the Registration Statement or Indenture or entered into by or affecting any party to any such contracts, deeds, instruments or documents, or any corporate records of any such party and have not made any other enquiries concerning such parties. In particular, but without limitation, we have not investigated whether any such parties will, by reason of the transaction contemplated by the Registration Statement or Indenture (and any document in connection therewith), be in breach of any of its obligations under any such contracts, deeds, instruments or documents.

In giving the below opinion, we have assumed the following:

(i) that all factual matters and statements relied upon or assumed herein were true and complete on the date of execution of the Indenture and the Registration Statement;

(ii) that there is no provision of the laws of any jurisdiction (other than Luxembourg Law) that would have a negative bearing on this opinion;

(iii) that the central administration (administration centrale), the principal place of business (principal établissement) and (for the purposes of the Council regulation (EC) N°1346 /2000 of 29 May 2000 on insolvency proceedings, as amended (the “EU Insolvency Regulation”)) the centre of main interests (centre des intérêts principaux) of the Issuer is located at the place of its registered office (siège statutaire) in Luxembourg and that the Issuer has no establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg and that no parties to the Registration Statement or Indenture (other than the Issuer) have their principal place of business, their main interest or any other establishment in Luxembourg;

(iii) that the Articles of Association have not been amended since the date mentioned above;

(iv) that the Board Resolutions (i) are true records of the proceedings described therein and (ii) have not been amended, varied, revoked, declared null and void or superseded in any respect and are in full force and effect;

(v) that the appointment by the Issuer of a process agent as its authorised agent upon whom process may be served in any proceedings before the courts of New York arising out of or in relation to the Indenture and the Registration Statement constitutes a valid and legally binding appointment under any applicable laws (other than Luxembourg Law); and

(vi) that the determination of the governing law and the recognition of trusts by Luxembourg courts will be made in accordance with the Convention dated 1 July 1985 on the law applicable to trusts and their recognition (ratified by a law dated 27 July 2003 on trusts and fiduciary contracts) (the “Hague Trusts Convention”), to the extent the relevant trust comes within the scope thereof. The law chosen by the parties will in principle be recognised as governing law, and the effects of the trust will be recognised in accordance with the Hague Trust Convention, subject to the exceptions established therein, including the non-recognition of the chosen governing law if the situation has a closer link with another jurisdiction which does not recognise trusts, the application of mandatory laws of Luxembourg and other jurisdictions in the matters referred to in Article 15 of the Hague Trust Convention and the general exception of public order.

We hereby give the following opinion:

When (i) the Registration Statement, and any amendments thereto (including any post-effective amendments) have become effective under the Securities Act, (ii) a prospectus supplement has been prepared and filed with the Commission describing the Debt Securities to be offered thereby and is in compliance, at all times, with all applicable laws, (iii) the terms of the issuance and sale of the Debt Securities have been established in conformity with the Indenture and duly approved by the Issuer in conformity with its Articles of Association and Luxembourg law and all other necessary corporate action on the part of the Issuer has been taken in connection therewith and in a manner so as not to violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Issuer and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (v) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to the Debt Securities has been duly authorized and validly executed and delivered by the Issuer and the other parties thereto and the Issuer has received the payment of the issue price of the Debt Securities, and (vi) the Debt Securities have been duly subscribed, authenticated by the trustee, executed, delivered on behalf of the Issuer against payment to the Issuer of the subscription price and duly registered in the bondholders’ register held at the Issuer’s registered office in accordance with the terms of the Indenture and of the agreement under which they are sold and in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and the expressed governing law subject to all limitations by reason of national or foreign bankruptcy, insolvency, moratorium, controlled management, suspension of payment, fraudulent conveyance, general settlement of composition with creditors, general settlement with creditors, reorganization or similar laws affecting the rights of creditors generally, and shall be entitled to the benefits of the Indenture.

This opinion is subject to the following qualifications:

(i) the terms valid, binding and enforceable as used in this opinion mean that the obligations in question are of a type which the Luxembourg courts will treat as valid and binding, but do not signify that such obligations will necessarily be enforced in all circumstances in accordance with their terms.

In particular:

a.	equitable remedies, such as the grant of an injunction or an order for specific performance, are not automatically admitted by Luxembourg courts and when such remedies are available, they are discretionary and, accordingly, the Luxembourg courts might make and award of damages where an equitable remedy is sought;

b.	claims may be or become barred by prescription or lapse of time or may be or become subject to defenses of set-off or counterclaim;

c.	enforcement of obligations (and the contractually binding nature thereof) may be invalidated by reason of fraud;

d.	enforcement of the obligations under the Indenture and the Debt Securities may be limited to the extent that matters which it has been expressly assumed herein will be done have not been done;

(ii) no opinion is given as to tax laws or regulations whatsoever in respect of the Issuer or the tax consequences related to the issuance of the Debt Securities;

(iii) the future or continued performance of the Issuer’s obligations under the terms and conditions of the Debt Securities will not contravene Luxembourg law, its application or interpretation in each case solely to the extent that such laws, their application or interpretation, are altered after the date hereof;

(iv) this legal opinion is as of this date and we undertake no obligation to update it or to advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion as to matters of fact. This legal opinion is strictly limited to its terms, the Debt Securities and the Indenture and does not relate to any extent to any other agreement or matter;

(v) we express no opinion on public international law or on the rules of or promulgated under any treaty or by any treaty organization (except rules implemented into Luxembourg law); and

(vi) Luxembourg legal concepts are defined in their original French terms used in Luxembourg Law so that the legal concepts used in the Registration Statement, Indenture and the Debt Securities may not be identical to the Luxembourg legal concepts. Luxembourg Courts may require that decisions granted in other jurisdictions than the Grand Duchy of Luxembourg or any document tabled as evidence before Luxembourg Courts be translated into French language.

This opinion shall be governed by Luxembourg Law. The Courts of Luxembourg shall have exclusive jurisdiction to settle any dispute among the parties hereto arising in connection with this opinion.

This opinion is issued by and signed on behalf of Luther S.A., admitted to practice in Luxembourg and registered on the List V of lawyers of the Luxembourg bar association.

Yours sincerely,

Luther S.A.

Represented by Laurent Massinon

Partner, Avocat à la Cour